As filed with the Securities and Exchange Commission on January 30, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PPL CORPORATION
(Exact name of registrant as specified in its charter)

Commonwealth of Pennsylvania	23-2758192
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Two North Ninth Street
Allentown, Pennsylvania 18101
610/774-5151
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

James E. Abel, Vice President—Finance and Treasurer
PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101-1179
610/774-5151
(Name, address, including zip code, and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public:    At such time or times after the effective date of this Registration Statement as the registrant shall determine based on market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(a)	Proposed maximum aggregate offering price(a)	Amount of registration fee

Common Stock, $0.01 par value	3,000,000	$34.76	$104,280,000	$9,594

(a)
For the purpose of calculating the registration fee only. The price shown is based on the average of the high and low sales prices for the Common Stock on the New York Stock Exchange consolidated tape on January 29, 2003 in accordance with Rule 457(c).

Pursuant to Rule 429, the form of Prospectus included in this Registration Statement also relates to 50,641 shares of Common Stock previously registered under the Registration Statement on Form S-3 (File No. 333-48781) of PPL Corporation. A filing fee of $43,863 was paid on March 27, 1998 in connection with said Registration Statement of which $342 relates to the 50,641 shares being carried forward.

PPL CORPORATION

Dividend Reinvestment Plan

The Dividend Reinvestment Plan of PPL Corporation provides participants in the Plan with a convenient way of investing cash dividends and cash payments in additional shares of our Common Stock.

Participants in the Plan may:

•	have cash dividends on their Common Stock of PPL Corporation and their Preferred Stock of PPL Electric Utilities Corporation automatically reinvested in shares of PPL Corporation Common Stock;

•
invest optional cash payments on a monthly basis of up to $80,000 in a calendar year. Shares purchased with optional cash payments received by the 25th day of a month will be credited to a participant’s account as of the first business day of the following month; or

•	transfer shares of our Common Stock registered in their names to their Plan accounts for safekeeping.

In addition, employees of some of our subsidiaries may invest in shares of our Common Stock through automatic payroll deductions and through optional cash payments.

The price for newly issued shares of Common Stock will be the average of the high and low sale prices of the Common Stock on the investment date. The price for shares of Common Stock purchased in the open market or from participants who wish to sell their shares will be determined by dividing the total cost of all shares purchased by the number of shares so purchased. See Questions #16 and #17 herein for additional information concerning the calculation of the price for shares purchased under the Plan.

Shareowners who do not wish to participate in the Plan will receive dividends, as declared, in the usual manner. The dividend policy of PPL Corporation will depend upon future earnings, financial requirements and other factors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 30, 2003.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation files reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, such as PPL Corporation, who file electronically with the Commission. The address of that site is http://www.sec.gov.

PPL Corporation Common Stock is listed on the New York Stock Exchange and the Philadelphia Stock Exchange (symbol: PPL), and reports, proxy statements and other information concerning PPL Corporation can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103. In addition, reports, proxy statements and other information concerning PPL Corporation can be inspected at its offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179. PPL Corporation maintains an Internet site at http://www.pplweb.com (which is not intended to be an active hyperlink herein) which contains information concerning PPL Corporation and its affiliates. The information at PPL Corporation’s Internet site is not incorporated in this Prospectus by reference, and you should not consider it a part of this Prospectus.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede that information. This Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PPL Corporation.

SEC Filings (File No. 1-11459)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2001

Quarterly Report(s) on Form 10-Q	Quarters ended March 31, 2002 (Amended by Quarterly Report on Form 10-Q/A filed June 21, 2002), June 30, 2002 and September 30, 2002

Current Reports on Form 8-K
January 7, January 22, January 31, April 25, June 21, July 3, July 24, September 9 (excluding the information furnished in Item 9 thereof, which is not deemed filed and which is not incorporated by reference herein) (Amended by Current Report on Form 8-K/A filed November 19, 2002), November 21 and December 17, 2002

PPL Corporation’s Registration Statement on Form 8-B	April 27, 1995

We are also incorporating by reference additional documents that PPL Corporation files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this Prospectus and the termination of the offering made by this Prospectus.

PPL Corporation will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101-1179
Attention: Investor Services Department
Telephone: 1-800-345-3085

GENDER REFERENCE

References herein to “he,” “him,” and “his” include the feminine forms of such terms.

THE COMPANY

We are a holding company with headquarters in Allentown, Pennsylvania. Our subsidiaries include: PPL Electric Utilities Corporation, which provides electricity delivery service in eastern and central Pennsylvania; PPL Energy Supply, LLC, a holding company for our unregulated businesses; PPL EnergyPlus, LLC, which sells energy and energy services in competitive wholesale and deregulated retail markets; PPL Generation, LLC, which owns and operates our U.S. generation facilities; PPL Montana, LLC, which generates electricity for wholesale and retail customers in Montana and the Northwest; PPL Global, LLC, an international independent power company which develops and acquires U.S. generation projects and which acquires and holds international energy projects that are primarily focused on the distribution of electricity; and PPL Gas Utilities Corporation, which provides natural gas distribution, transmission and storage services and sells propane.

Our principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179 and our telephone number is (610) 774-5151.

DESCRIPTION OF THE PLAN

The following is a question and answer description of the Dividend Reinvestment Plan of PPL Corporation.

PURPOSE

1.    What is the purpose of the Plan?

The purpose of the Plan is to provide participants with a convenient way of investing cash dividends on shares of Common Stock of PPL Corporation and Preferred Stock of PPL Electric Utilities Corporation and cash payments in additional shares of Common Stock of PPL Corporation.

Under the terms of their respective articles of incorporation, PPL Corporation is authorized to issue Preferred Stock in series from time to time and PPL Electric Utilities Corporation is authorized to issue Preference Stock in series from time to time in addition to its Preferred Stock. In the event that PPL Corporation issues Preferred Stock or PPL Electric Utilities Corporation issues Preference Stock in the future, the dividends paid on those shares may be reinvested pursuant to the Plan in additional shares of Common Stock of PPL Corporation. For convenience, throughout the balance of this Prospectus, the term “Preferred Stock” means the Preferred Stock of PPL Corporation and the Preferred and Preference Stock of PPL Electric Utilities Corporation, and the term “Common Stock” means the Common Stock of PPL Corporation.

Specifically, participants in the Plan may (a) have cash dividends on their shares of Preferred Stock and Common Stock automatically reinvested in Common Stock or (b) continue to receive cash dividends on shares registered in their names and invest by making optional cash payments of up to $80,000 in a calendar year or (c) invest both their cash dividends and such optional cash payments. In addition, employees of certain subsidiaries of PPL Corporation may invest in shares of Common Stock through automatic payroll deductions and through optional cash payments. Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to participants’ accounts. In addition, dividends with respect to such fractions, as well as full shares, will be credited to participants’ accounts. Regular Statements of Account provide each participant with a record of each transaction.

Shares purchased through the Plan will, at the option of PPL Corporation, be either newly issued shares of Common Stock, shares purchased in the open market or shares purchased from participants who wish to sell their shares. To the extent that shares of Common Stock purchased with reinvested dividends, optional cash payments or employee payroll deductions are purchased from PPL Corporation as newly issued shares, PPL Corporation will have available funds for its general corporate purposes.

The Plan permits participants to avoid the problems of safekeeping of certificates for shares of Common Stock credited to their Plan accounts. In addition, participants may transfer to their Plan accounts for safekeeping shares of Common Stock registered in their names. See Question #23 for information concerning the certificate safekeeping features of the Plan.

The Plan also provides a convenient method for participants to dispose of shares of Common Stock held in their accounts under the Plan. See Questions #27 and #28 for additional information concerning the disposition of shares credited to participants’ accounts.

There are currently no service charges to participants in connection with purchases under the Plan or other features of the Plan, although such charges may exist in the future. Brokerage commissions incurred in connection with the purchase of shares of Common Stock in the open market currently are paid by PPL Corporation, but may be charged to participants in the future. See Questions #16 and #17 for information concerning the possibility that interest costs incurred by PPL Corporation will be included in the purchase price paid by participants if shares are acquired for the Plan in open market purchases in advance of a dividend payment date or in advance of the receipt by PPL Services Corporation of optional cash payments or payroll deductions.

ADMINISTRATION

2.    Who administers the Plan for participants?

PPL Services Corporation, and/or such other agent as PPL Corporation may from time to time designate, administers the Plan on behalf of PPL Corporation, keeps records, sends quarterly (or more frequent) Statements of Account to participants and performs other duties relating to the Plan. Purchases of shares of Common Stock in the open market will be made by a broker selected by PPL Services Corporation. Shares of Common Stock purchased under the Plan will be registered in the name of “PPL Agent” and allocated to participants’ accounts.

Questions concerning a participant’s account under the Plan should be addressed to PPL Services Corporation, Investor Services Department, Two North Ninth Street, Allentown, PA 18101. Participants can also call the Investor Services Department toll-free at 800/345-3085 if they have questions about their accounts or contact the Investor Services Department via E-mail at invserv@pplweb.com. Participants who are employees of subsidiaries located outside of the United States may be given the name of a local plan administrator within their company or locally situated who can answer questions about their accounts.

PARTICIPATION

3.    Who is eligible to participate in the Plan?

All holders of record of shares of Common Stock and Preferred Stock are eligible to participate in the Plan. To be eligible to participate in the Plan, beneficial owners whose only shares are registered in names other than their own—such as a trustee or broker or bank nominee—must first become holders of record by having their shares transferred into their names unless such trustee or broker or bank nominee participates in the Plan. See Question #5 for information concerning participation in the Plan by nominee holders.

Employees of certain subsidiaries of PPL Corporation are eligible to participate in the Plan through automatic payroll deductions and/or optional cash payments even though they do not have any shares registered in their names. Those employee participants who are not residents or citizens of the United States are eligible to participate in the Plan only if their participation would not violate any applicable local laws.

PARTICIPATION BY SHAREOWNERS

4.    How does a shareowner participate?

A shareowner who is not currently participating may join the Plan at any time by completing an Authorization Form and returning it to PPL Services Corporation. If the Authorization Form returned by a shareowner entitled to a dividend is received by PPL Services Corporation on or before the 10th day of the month prior to the payment date for a particular dividend, that dividend will be used to purchase additional shares of Common Stock for the shareowner. If the Authorization Form is received by PPL Services Corporation after the 10th day of the month prior to the payment date for a particular dividend, then the reinvestment of dividends will not begin until the next dividend. For example, in order to invest the quarterly dividend payable on October 1, a shareowner’s Authorization Form must be received by PPL Services Corporation no later than September 10. If the Authorization Form is received after September 10, the dividend payable on October 1 will be paid in cash and the shareowner’s participation in the Plan will begin with the dividend payable on January 1.

Those shareowners who do not wish to participate in the Plan will receive dividends, as declared, in the usual manner.

Current participants in the Plan who wish to continue their participation in the Plan do not need to complete and return a new Authorization Form.

Authorization Forms may be obtained by contacting:

PPL Services Corporation
Investor Services Department
Two North Ninth Street
Allentown, PA 18101
1(800) 345-3085
invserv@pplweb.com

5.    What does the shareowner Authorization Form provide?

The shareowner Authorization Form allows each shareowner to decide the extent to which he wants to participate in the Plan. By checking the appropriate box on the Authorization Form, a shareowner may indicate whether he wants to (a) reinvest dividends paid on shares of Common Stock registered in his name or (b) reinvest dividends paid on shares of Preferred Stock registered in his name or (c) reinvest dividends paid on both the shares of Common Stock and the shares of Preferred Stock registered in his name or (d) participate in the Plan by making optional cash payments only.

A nominee holder—such as a trustee, broker or bank—who wishes to reinvest dividends on only a portion of the shares of Preferred Stock or Common Stock registered in its name may obtain additional information and an appropriate authorization card by writing to PPL Services Corporation, Investor Services Department, Two North Ninth Street, Allentown, PA 18101, by calling the Investor Services Department toll-free at 800/345-3085 or by contacting the Investor Services Department via e-mail at invserv@pplweb.com.

6.    When will shares be purchased with reinvested dividends?

In the case of shares purchased in the open market or from participants who wish to sell their shares, cash dividends, which are payable on the first day of January, April, July and October, will be invested quarterly no later than the 10th day after the dividend payment date, subject to any applicable requirements of Federal securities laws affecting the timing and manner of purchases of Common Stock for the Plan.

By completing the purchase of shares by the 10th day of the month in which a dividend is paid, PPL Services Corporation will be able to inform participants on a timely basis of the relevant information concerning their investment in the Common Stock. In acquiring Common Stock for the Plan through market purchases, the number of shares that can be purchased in the market on a particular day may be limited by Federal securities law and market considerations. As a result, it may be necessary to purchase a portion of the shares needed to meet reinvested dividends in advance of a dividend payment date to be able to provide Statements of Account to participants on a timely basis. The exact timing of purchases made in advance of a dividend payment date as well as the number of shares so purchased will depend upon the amount of dividends expected to be reinvested as well as Federal securities law and market considerations.

In the case of newly issued shares of Common Stock, the investment date for dividends will be the first day of January, April, July and October on which the New York Stock Exchange is open for trading.

OPTIONAL CASH PAYMENTS

7.    Who is eligible to make optional cash payments?

Participants who have submitted a signed Authorization Form, whether or not they have authorized the reinvestment of dividends or, in the case of employees, automatic payroll deductions, are eligible to make optional cash payments.

If a shareowner participant chooses to participate by optional cash payments only, cash dividends will be paid on shares registered in the participant’s name in the usual manner, and any optional cash payment received from the participant will be applied to the purchase of additional shares of Common Stock for the participant’s account. If an employee participant chooses to participate by optional cash payments only, payroll deductions will not be made and any optional cash payment received from the participant will be applied to the purchase of additional shares of Common Stock for the participant’s account. In either case, however, and subject to a participant’s election to receive in cash a specified percentage of dividends on shares in the participant’s Plan account as described in Question #18, dividends payable on shares of Common Stock credited to the account of the participant under the Plan will be automatically reinvested in additional shares of Common Stock.

An initial optional cash payment may be made by a participant when enrolling by enclosing a check with the Authorization Form. Checks should be made payable, in U.S. dollars, to “PPL Agent” and returned along with the Authorization Form in the envelope provided. Thereafter, optional cash payments may be invested by the use of the cash payment form attached to each Statement of Account sent to participants.

8.    What are the limitations on making optional cash payments?

The option to make cash payments is available to each participant at any time. Optional cash payments made by a participant must be in U.S. dollars and cannot exceed a total of $80,000 in a calendar year. Optional cash payments must be received by PPL Services Corporation by the 25th day of a month to be invested as of the first business day of the following month. The same amount of money need not be sent each month or quarter, and there is no obligation to make an optional cash payment each month or quarter.

9.    When will shares be purchased with optional cash payments?

Optional cash payments will be invested monthly.

In the case of shares purchased in the open market or from participants who wish to sell their shares, such investment will be made no later than the 10th day of the month following the month in which such payments are received, or deemed to be received, by PPL Services Corporation, subject to any applicable requirements of Federal securities laws affecting the timing and manner of purchases of Common Stock for the Plan.

By completing the purchase of shares by the 10th day of the month following the month in which optional cash payments are received, PPL Services Corporation will be able to inform participants on a timely basis of the relevant information concerning their investment in the Common Stock. In acquiring Common Stock for the Plan through market purchases, the number of shares that can be purchased in the market on a particular day may be limited by Federal securities law and market considerations. As a result, it may be necessary to purchase a portion of the shares needed to meet optional cash payments in advance of the time such cash payments are received by PPL Services Corporation to be able to provide Statements of Account to participants on a timely basis. The exact timing of purchases made in advance of the receipt of optional cash payments as well as the number of shares so purchased will depend upon the amount of cash payments expected to be invested as well as Federal securities law and market considerations.

In the case of newly issued shares of Common Stock, the investment date for optional cash payments will be the first day in each month on which the New York Stock Exchange is open for trading.

Optional cash payments received after the 25th day of a month will be deemed to have been received in, and held by PPL Services Corporation until, the next month. Since no interest will be paid on optional cash payments, you are strongly urged to make your optional cash payments shortly before the 25th day of the month. However, you should allow sufficient time to ensure that your optional cash payment will be received by the 25th day of the month. If the 25th day of the month is a Saturday, Sunday or holiday, the deadline for the receipt of optional cash payments will be the next business day after the 25th day of such month.

Optional cash payments will be refunded if a written request for refund is received by PPL Services Corporation on or before the last day of the month. If the last day of the month is a Saturday, Sunday or holiday, the deadline for the receipt of a refund request will be the last business day of such month.

OPENING NEW ACCOUNTS

10.    Can a shareowner open a new account in the name of another person?

Yes. A shareowner may direct PPL Services Corporation (or such other agent as designated by PPL Corporation) to open a new account in the name of another person—for example, a family member. To open the account, the participant simply submits a New Account Form, with the name and signature of the participant and the name, address, social security number and signature of the person for whom the new account is being opened, along with a check for the initial optional cash payment. The initial optional cash payment to the new account is subject to the limitations described in Question #8 and will be invested in accordance with Question #9. At that time, the designated person will become a full participant in the Plan.

PARTICIPATION BY EMPLOYEES

11.    How does an employee participate?

An employee may join the Plan at any time by completing an Authorization Form and returning it to PPL Services Corporation. Participants who are employees of subsidiaries located outside of the United States may be given the name of a local plan administrator within their company or locally situated who will assist them in joining the Plan.

12.    What does the employee Authorization Form provide?

The employee Authorization Form allows each employee to decide the extent to which he wants to participate in the Plan. By checking the appropriate box on the Authorization Form, an employee may indicate whether he wants to (a) invest in shares of Common Stock through automatic payroll deductions on the PPL Services Corporation payroll system and/or (b) participate in the Plan by making optional cash payments only.

13.    What about payroll deductions?

Investing in shares of Common Stock through automatic payroll deductions will only be available to employees who are paid through the PPL Services Corporation payroll system. Those employees who are not paid through the PPL Services Corporation payroll system will be advised by their local plan administrator how investments should be made.

Payroll deduction authorizations will be for an indefinite period of time. The employee will specify on the Authorization Form the amount to be withheld from his pay each month. The minimum monthly deduction is $2.00.

Payroll deductions will be invested monthly in the same manner as optional cash payments. One-half of the deduction will be withheld from the employee’s pay for the first pay period ended in each month and the remainder from the employee’s pay for the second pay period ended in each month. In the event that there is a third pay period in any month, no deduction will be made for that pay period.

14.    How do I change my payroll deduction?

The amount of payroll deduction can be revised, changed or terminated at any time by written notice to PPL Services Corporation, Investor Services Department, Two North Ninth Street, Allentown, PA 18101 or by completing an Authorization Form and returning it to PPL Services Corporation. Commencement, revision or termination of deductions will become effective as soon as practicable after an employee’s request is received by PPL Services Corporation.

PURCHASES

15.    How many shares of Common Stock will be purchased for participants?

The number of shares to be purchased for the participant’s account depends on the amount of the participant’s dividends, including dividends on shares credited to the participant’s account under the Plan, the amount of any optional cash payments and the purchase price of the shares of Common Stock. In the case of an employee participant, the number of shares to be purchased also depends on the amount of the employee’s payroll deduction. Each participant’s account will be credited with that number of shares, including fractions computed to three decimal places, equal to the total amount to be invested divided by the applicable purchase price.

16.    What will be the price of shares of Common Stock purchased under the Plan?

Shares of Common Stock purchased for Plan participants may be acquired in the open market or from participants who wish to sell their shares. In addition, shares of Common Stock purchased for Plan participants may be newly issued shares of Common Stock.

Purchases of shares in the open market will be made at then current market prices and may be made on any securities exchange where the Common Stock is traded, in the over-the-counter market or in negotiated transactions and may be on such terms as the broker selected by PPL Corporation for such purpose may determine. Shares of Common Stock may also be purchased from Plan participants as described in Questions #27 and #28.

The purchase price for shares acquired in the open market or from Plan participants who wish to sell their shares will be the average price of all shares purchased for the Plan (adjusted as described below). To the extent that shares of Common Stock are purchased in advance of a dividend payment date or in advance of the receipt by PPL Services Corporation of optional cash payments or employee payroll deductions, PPL Services Corporation will advance the funds for those purchases through its normal short-term borrowing facilities. In that event, the interest costs incurred by PPL Services Corporation (offset by any dividends payable on unallocated shares purchased for the Plan prior to an ex-dividend date) will be allocated over the total number of shares purchased with such reinvested dividends, optional cash payments or employee payroll deductions and included in the price paid by participants.

The purchase price for newly issued shares of Common Stock will be the average of the high and low sale prices of the Common Stock on the investment date as reported by The New York Times (as composite transactions). If no trading occurs in the Common Stock on the investment date, the purchase price will be the average of the last bid and asked prices on the New York Stock Exchange on that date.

17.    What percentage of the purchase price may constitute interest costs resulting from advance purchases of shares?

Assuming an estimated short-term interest rate for PPL Services Corporation of 2.0% and an estimated market price of $35 per share for the Common Stock, the interest cost included in the purchase price paid by participants for shares acquired in the open market or from participants who desire to sell their shares would be less than one cent per share for each day that such share is purchased in advance. It is currently expected that purchases would not be made more than 25 days in advance. If purchases were made 25 days in advance and based on the above assumptions, the interest cost that would be included in the purchase price paid by participants would be less than 1% of the purchase price.

This example uses assumed numbers to put into perspective the interest costs that could be included in the purchase price paid by participants. The actual amount of interest included in the purchase price paid by participants will depend upon the then current price of the Common Stock, the interest rates incurred by PPL Services Corporation for its short-term borrowings and the number of days that purchases are made in advance.

The interest cost applicable to the purchase of shares under the Plan will be calculated by PPL Services Corporation and included in the price for shares, as reported on each participant’s Statement of Account. No separate payment will be required to be made by participants for any such interest costs.

18.    May I have dividends on shares held in the Plan sent directly to me?

Yes. A participant may elect to receive cash dividends on all or any portion of shares of Common Stock held by PPL Services Corporation for the account of a participant. Cash dividends will be paid by check on the regular payment date for dividends on the Common Stock on January 1, April 1, July 1 and October 1 of each year. As an alternative to the receipt of a dividend check, the participant may arrange to have such dividends directly deposited into a bank account selected by the participant. Information concerning the direct deposit of dividends may be obtained by contacting the Investor Services Department at the address, toll-free telephone number or E-mail address shown below.

The election to receive a portion of a participant’s Plan dividends in cash may be made by sending a written request to PPL Services Corporation, Investor Services Department, Two North Ninth Street, Allentown, PA 18101, by calling the Investor Services Department toll-free at 800/345-3085 or by contacting the Investor Services Department via E-mail at invserv@pplweb.com. Such request should specify the portion of dividends paid on a participant’s Plan shares—stated as a percentage of such dividends to be received in cash. A request to receive a specified dollar amount of dividends in cash or dividends with respect to a specific number of shares will not be accepted. Once made, an election will remain in effect until changed by the participant.

In the absence of receipt of notice from a participant to receive cash dividends on all or any portion of the shares held in the participant’s Plan account, all dividends credited to that account will be reinvested.

Notice of such an election must be received by PPL Services Corporation not later than the 10th day of the month preceding a dividend payment date to be effective for that dividend payment date. For example, in order to receive a portion of the January 1 dividend in cash, notice of the participant’s election specifying the percentage of dividends to be received in cash must be received by PPL Services Corporation by December 10. If notice of such election is received after December 10, the dividend payable on January 1 will be governed by any prior election made by the participant and the new election will take effect beginning with the dividend payable on April 1. In the case where the participant had not previously made such an election, all of the participant’s January 1 dividends will be reinvested. This feature of the Plan also makes it possible for shareowners who have Common Stock certificates registered in their names to have those certificates transferred to the Plan for safekeeping and to continue to receive quarterly dividends by check or direct deposit. See Question #23. To do so, the shares represented by such certificates must be transferred to the participant’s account in the Plan accompanied by a request to receive in cash a specified percentage of all dividends paid on the participant’s Plan shares. Information and the forms necessary to enroll in the safekeeping features of the Plan may be obtained by contacting the Investor Services Department at the address, toll-free telephone number or E-mail address shown above.

REPORTS TO PARTICIPANTS

19.    How will participants be advised of their purchase of stock?

As soon as practicable after each purchase, a participant will receive a Statement of Account. The Statements of Account are a participant’s continuing record of the cost of his purchases and should be retained for tax purposes. In addition, each participant will receive copies of communications sent generally to all shareowners of PPL Corporation.

DIVIDENDS

20.    Will participants be credited with dividends on shares held in their account under the Plan?

Yes. PPL Corporation and PPL Electric Utilities Corporation pay dividends, as declared, to the record holders of all shares of their stock. As the record holder for participants, PPL Services Corporation, as agent, will receive dividends for all Plan shares held on the record date. Subject to a participant’s election to receive in cash a specified percentage of dividends on shares in the participant’s Plan account as described in Question #18, PPL Services Corporation will credit dividends to participants on the basis of full and fractional shares held in their accounts, and such dividends will be reinvested in additional shares of Common Stock.

CERTIFICATES FOR SHARES

21.    Will stock certificates be issued for shares of Common Stock purchased?

Normally, certificates for shares of Common Stock purchased under the Plan will not be issued to participants. The number of shares credited to an account under the Plan, including shares transferred to a participant’s account pursuant to the certificate safekeeping features of the Plan, will be shown on the participant’s Statement of Account. This additional service protects against loss, theft or destruction of stock certificates.

Certificates for any number of shares up to the number of full shares credited to an account under the Plan will be issued upon written request of a participant who wishes to remain in the Plan. The form on the participant’s Statement of Account may be used for this purpose. The request should be mailed to PPL Services Corporation, Investor Services Department, Two North Ninth Street, Allentown, PA 18101. Any remaining full shares and fractional shares will continue to be credited to the participant’s account.

Shares credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge such shares must request that certificates for such shares be issued in his name.

Certificates for fractional shares will not be issued under any circumstances.

22.    In whose name will accounts be maintained and certificates registered when issued?

Accounts for shareowner participants will be maintained in the participants’ names as shown on the shareowner records of PPL Corporation or PPL Electric Utilities Corporation at the time the participants join the Plan. Accounts for employee participants will be maintained in the name(s) indicated on the Authorization Form. When issued, certificates for full shares will be registered in the account name.

Upon written request, certificates also can be registered and issued in names other than the account name subject to compliance with any applicable laws and the payment by the participant of any applicable taxes, provided that the request bears the signature of the participant and the signature is guaranteed by a financial institution which is a participant in a Medallion signature guarantee program.

TRANSFER OF SHARES TO THE PLAN FOR SAFEKEEPING

23.	May a participant transfer shares of Common Stock registered in his name to his Plan account for safekeeping?

Yes.    Participants may elect to have shares of Common Stock registered in their names held by the Plan for safekeeping. To participate in the safekeeping features of the Plan, Common Stock certificates must be forwarded to, and registered in the name of “PPL Agent”. Shares represented by such certificates will be credited to the participant’s account in the Plan. Subject to a participant’s election to receive in cash a specified percentage of dividends on shares in the participant’s Plan account as described in Question #18, dividends paid on all such shares of Common Stock must be reinvested.

To take advantage of the certificate safekeeping features of the Plan, a participant must submit the certificates to PPL Services Corporation, together with a completed Letter of Transmittal. The Letter of Transmittal, together with detailed instructions, will be provided to participants upon request. Such request may be made by writing to PPL Services Corporation, Investor Services Department, Two North Ninth Street, Allentown, PA 18101, by calling the Investor Services Department toll-free at 800/345-3085 or by contacting the Investor Services Department via E-mail at invserv@pplweb.com.

The method used to submit certificates for safekeeping is at the option and risk of the participant. If certificates are mailed, insured registered mail is suggested for the participant’s protection. The certificates should not be endorsed.

Shares of Common Stock held by the Plan for safekeeping are protected against loss, theft and inadvertent destruction. Such shares may be withdrawn or sold at any time in accordance with the procedures described in Questions #27 and #28.

The certificate safekeeping features apply only to Common Stock. Shares of Preferred Stock are not eligible for the safekeeping features of the Plan.

CHANGING METHOD OF PARTICIPATION AND WITHDRAWAL

24.    How does a participant change his method of participation?

A participant may change his method of participation at any time by completing an Authorization Form and returning it to PPL Services Corporation or by submitting a written request to the address set forth in Question #4.

25.    May a participant withdraw from the Plan?

Yes. The Plan is entirely voluntary and a participant may withdraw at any time.

If the request to withdraw is received by PPL Services Corporation on or before the last day of the month, the amount of the dividend, any optional cash payment and, where available, employee payroll deductions which would otherwise have been invested will be paid as soon as practicable to the withdrawing participant. Thereafter, all dividends will be paid in cash and no payroll deductions will be made. A shareowner or employee may elect to re-enroll in the Plan at any time.

26.    How does a participant withdraw from the Plan?

In order to withdraw from the Plan, a participant must notify PPL Services Corporation in writing that he wishes to withdraw. Written notice should be addressed to PPL Services Corporation, Investor Services Department, Two North Ninth Street, Allentown, PA 18101. Written notice may also be provided by completing the form on the Statement of Account and returning that form to PPL Services Corporation.

27.    What options are available to a participant who withdraws from the Plan?

Upon withdrawing from the Plan, a participant may elect to:

(a)	receive a certificate for all of the full shares credited to his account in the Plan and a check for any fractional share; or

(b)	request that all of the full and any fractional shares credited to his account in the Plan be sold; or

(c)	receive a certificate for any portion of the full shares credited to his account and sell any shares (both full and fractional) remaining in his account in the Plan after the certificate is issued.

The withdrawing participant must notify PPL Services Corporation in writing of his election. The form on the participant’s Statement of Account may be used for this purpose. If a participant elects to receive a certificate for all of the full shares credited to his account in the Plan, the check for any fractional share will be based on the sale price of the fractional share.

If a withdrawing participant requests that his full and fractional shares be sold, unless such shares are needed to meet Plan requirements, PPL Services Corporation will place a sale order for such shares for the participant’s account through a fiduciary institution selected by PPL Services Corporation. The participant will receive the proceeds of the sale less any brokerage commission and any applicable transfer tax.

From time to time, shares being sold by withdrawing participants may be needed to meet Plan requirements. In that event, the withdrawing participant’s full and fractional shares will be purchased by the Plan. The price paid to the withdrawing participant will be equal to the average of the high and low sale prices of the Common Stock on the trading day immediately prior to the processing of the participant’s request by PPL Services Corporation, as reported by The New York Times (as composite transactions). The participant will receive the proceeds of the sale less any applicable transfer tax. There will be no brokerage commissions charged in connection with such sales. At such times as PPL Corporation elects to meet Plan requirements with newly issued shares of Common Stock, a participant’s full or fractional shares will not be purchased for the Plan. In those circumstances, sales of a withdrawing participant’s shares will be handled only in the manner described in the preceding paragraph.

28.	May a participant request that shares held in his Plan account be sold without withdrawing from the Plan?

Yes. A participant may, if he desires, request in writing that all or any part of his shares credited to his account in the Plan be sold without such participant having to withdraw from the Plan. The form on the participant’s Statement of Account may be used for this purpose.

If a participant requests that all or any part of his shares be sold, unless such shares are needed to meet Plan requirements, PPL Services Corporation will place a sale order for such shares for the participant’s account through a fiduciary institution selected by PPL Services Corporation. The participant will receive the proceeds of the sale less any brokerage commission and any applicable transfer tax.

From time to time, shares being sold by participants may be needed to meet Plan requirements. In that event, the participant’s full shares will be purchased by the Plan. The price paid to the selling participant will be equal to the average of the high and low sale prices of the Common Stock on the trading day immediately prior to the processing of the participant’s request by PPL Services Corporation, as reported by The New York Times (as composite transactions). The participant will receive the proceeds of the sale less any applicable transfer tax. There will be no brokerage commissions charged in connection with such sales. At such times as PPL Corporation elects to meet Plan requirements with newly issued shares of Common Stock, a participant’s full shares will not be purchased for the Plan. In those circumstances, sales of a participant’s shares will be handled only in the manner described in the preceding paragraph.

Dividends paid on any full or fractional shares remaining in the participant’s account will continue to be reinvested in accordance with the terms of the Plan.

29.	May a participant terminate his participation through payroll deduction or dividend reinvestments and still remain in the Plan?

Yes. A participant who terminates payroll deductions or the reinvestment of dividends paid on shares registered in his name may leave his shares in the Plan. Subject to a participant’s election to receive in cash a specified percentage of dividends on shares in the participant’s Plan account as described in Question #18, dividends paid on shares left in the Plan will continue to be automatically reinvested for his account. The participant may also continue to make optional cash payments.

OTHER INFORMATION

30.	What happens when a participant sells or transfers all of the shares evidenced by certificates registered in his name?

If a participant disposes of all shares registered in his name in certificate form, dividends on the shares held for the participant’s account under the Plan will continue to be reinvested unless otherwise instructed by the participant.

31.    What happens if PPL Corporation issues a stock dividend or declares a stock spilt?

Any stock dividend or split shares distributed by PPL Corporation on shares credited to the account of a participant under the Plan will be credited to the participant’s account. Stock dividends or split shares distributed on shares held directly by participants will be mailed to such participants in the same manner as to shareowners who are not participating in the Plan.

32.    How will a participant’s shares held under the Plan be voted at meetings of shareowners?

If shares registered in the name of a participant in the Plan are voted by him on any matter submitted to a meeting of shareowners, PPL Corporation will vote any shares held in the participant’s account under the Plan in accordance with the participant’s proxy or instructions for the shares registered in his name. If no shares are registered in a participant’s name, shares credited to the account of a participant under the Plan will be voted in accordance with instructions of the participant given on an instruction form which will be furnished to the participant. If the participant desires to vote in person at the meeting, a proxy for shares credited to his account under the Plan may be obtained upon written request received by PPL Corporation at least 15 days before the meeting.

If no instructions are received on a returned proxy card or instruction form, properly signed, with respect to any item thereon, all of a participant’s shares—those registered in his name, if any, and shares credited to his account under the Plan—will be voted in the same manner as for non-participating shareowners who return proxies and do not provide instructions—i.e., in accordance with the recommendations of the Board of Directors of PPL Corporation. If the proxy card or instruction form is not returned or if it is returned unsigned, none of the participant’s shares will be voted unless the participant votes in person.

33.    What are the Federal income tax consequences of participation in the Plan?

In the case of shares acquired for a participating shareholder in open market transactions with reinvested dividends, for Federal income tax purposes the participating shareholder must include in gross income a dividend equal to the amount of cash used to purchase shares on his behalf in the open market (including any interest costs associated with advance purchases and any brokerage commissions attributable to such shares). That amount will be reported to the participant annually on Internal Revenue Service Form 1099. A participating shareholder who acquires shares of Common Stock from the Company with reinvested dividends under the Plan must include in gross income for Federal income tax purposes a dividend equal to the amount of the fair market value of the shares of Common Stock received.

A participant’s tax basis for shares purchased pursuant to the Plan with reinvested dividends will be the amount included in gross income by the participant with reference to such shares. A participant’s tax basis for shares purchased pursuant to the Plan with optional cash payments or employee payroll deductions will be the price paid by the company for such shares (including any interest costs associated with advance purchases), increased by the amount of any brokerage commissions attributable to the purchase of such shares. Because interest costs associated with advance purchases are included in the participant’s tax basis, such interest costs are not deductible by the participant for Federal income tax purposes. The shares will have a holding period beginning on the day after the shares are allocated to the participant’s account. The participant’s statement of account will show the tax basis for the current transaction and the date the shares were allocated to the participant’s account.

A participant will not recognize any taxable income when he receives certificates for full shares credited to his account either upon his request that such certificates be issued or upon withdrawal from the Plan or the termination of the Plan by PPL Corporation. However, a participant must recognize gain or loss when full shares credited to his account under the Plan are sold either at the request of the participant or by the participant himself after certificates for such shares have been registered in his name. A participant must also recognize gain or loss when such participant receives a cash payment for any fractional share credited to such participant’s account upon such participant’s withdrawal from the Plan or upon the termination of the Plan by PPL Corporation. The amount of gain or loss is the difference between the amount which the participant receives for the shares (or fractional share) and the tax cost basis thereof. Such gain or loss will be capital in character if such shares or fractional shares are a capital asset in the hands of the participant. The deductibility of any capital losses is subject to certain restrictions. For further information as to the tax consequences to participants in the Plan, participants should consult with their own tax advisors.

In the case of those foreign shareowners whose dividends are subject to United States federal income tax withholding or in the case of domestic shareowners whose dividends are subject to backup withholding tax, the amount applied to the purchase of shares will be equal to the amount of dividends to be reinvested less the amount of any tax required to be withheld. The regular Statement of Account confirming purchases will indicate the amount of any tax withheld.

34.    May the Plan be changed or discontinued?

PPL Corporation reserves the right to make modifications to the Plan. It also reserves the right to suspend or terminate the Plan at any time. Any such modification, suspension or termination will be announced to both participating and non-participating shareowners. If the Plan should be terminated by PPL Corporation, any shares of Common Stock purchased under the Plan which have not been allocated to participants’ accounts at the termination date will be sold in the open market subject to any applicable requirements of law or marketing considerations affecting the timing and manner of sale of such Common Stock.

35.    What are the responsibilities of PPL Corporation and PPL Services Corporation under the Plan?

In administering the Plan, PPL Corporation and PPL Services Corporation, or any other agent designated by PPL Corporation, will not be liable for any act done in good faith or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon that participant’s death or with respect to the prices or times at which shares are purchased or sold for participants or the sources from which such shares are purchased or sold; provided, however, that the foregoing will not limit any liability of either PPL Corporation or PPL Services Corporation under the Federal securities laws.

36.    Who interprets and regulates the Plan?

PPL Corporation and PPL Services Corporation reserve the right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan.

USE OF PROCEEDS

We cannot predict the number of shares of Common Stock that will be purchased under the Plan or the prices at which shares will be purchased. To the extent that shares are purchased from us, and not in the open market, we intend to add the proceeds from the sales to our general funds to be used for general corporate purposes. The amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds.

DESCRIPTION OF PPL CORPORATION’S CAPITAL STOCK

The description below is a summary of certain provisions of PPL Corporation’s capital stock. The Pennsylvania Business Corporation Law, or BCL, and the Restated Articles of Incorporation and Bylaws of PPL Corporation determine the rights and privileges of holders of PPL Corporation’s capital stock. We encourage you to read such documents, which have been filed with the SEC, and the Pennsylvania law for more information regarding such capital stock.

Authorized Capital

The authorized capital stock of PPL Corporation consists of 390,000,000 shares of Common Stock, par value $.01 per share and 10,629,936 shares of Preferred Stock, par value $.01 per share.

Common Stock

As of December 31, 2002, 165,736,075 shares of Common Stock were issued and outstanding. The outstanding Common Stock is, and the Common Stock offered hereby when issued and paid for will be, fully paid and non-assessable.

Dividends.    Dividends on the Common Stock will be paid if, when and as determined by the Board of Directors of PPL Corporation out of funds legally available for this purpose. The rate and timing of future dividends will depend upon the future earnings and financial condition of PPL Corporation and its subsidiaries and upon other relevant factors affecting PPL Corporation’s dividend policy which PPL Corporation cannot presently determine. As a practical matter, the ability of PPL Corporation to pay dividends will be governed by the ability of PPL Corporation’s operating subsidiaries to pay dividends to PPL Corporation. The subsidiaries’ ability to pay dividends to PPL Corporation will be subject to the prior rights of the holders of such subsidiaries’ outstanding debt and preferred securities, the availability of earnings and the needs of their businesses.

Voting Rights.    Holders of Common Stock are entitled to one vote for each share held by them on all matters presented to shareowners. Pursuant to PPL Corporation’s Articles of Incorporation, the holders of Common Stock will not have cumulative voting rights in the election of directors. PPL Corporation’s bylaws provide for a classified board of directors consisting of three classes as nearly equal in number as may be. Each class holds office until the third year following the election of such class, and no director may be removed except for cause upon a two-thirds vote of all outstanding shares. PPL Corporation’s bylaws also provide for certain notice requirements for shareowner nominations and proposals at annual meetings and preclude shareowners from bringing business before any special meeting. PPL Corporation’s Articles of Incorporation and certain provisions of Pennsylvania law would require a supermajority vote of the holders of Common Stock or a majority vote of disinterested directors to approve certain business combinations and other major transactions involving PPL Corporation.

Liquidation Rights.    After satisfaction of the preferential liquidation rights of any Preferred Stock, the holders of Common Stock are entitled to share, ratably, in the distribution of all remaining net assets.

Preemptive and Other Rights.    The holders of Common Stock do not have preemptive rights as to additional issues of Common Stock or conversion rights. The shares of Common Stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions.

Preferred Stock

PPL Corporation’s Board of Directors is authorized, without further shareowner action, to divide the Preferred Stock into one or more classes or series and to determine the designations, preferences, limitations and special rights of any class or series including, but not limited to, the following:

(a)	the rate of dividend, if any;

(b)	the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, dissolution or winding up of PPL Corporation;

(c)	the terms and conditions upon which shares may be converted into shares of other series or other capital stock, if issued with the privilege of conversion;

(d)	the price at and the terms and conditions upon which shares may be redeemed; and

(e)	the voting rights, if any.

Holders of Preferred Stock do not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of PPL Corporation, or other securities or other right or option to purchase shares of capital stock.

POSSIBLE ANTI-TAKEOVER EFFECTS OF THE ARTICLES AND BYLAWS

Certain provisions of the Articles and Bylaws may have the effect of discouraging unilateral tender offers or other attempts to takeover and acquire the business of PPL Corporation. As permitted by the BCL, our Articles and Bylaws:

(a)	do not provide for cumulative voting in the election of directors,

(b)	restrict shareholders from bringing any business before a special meeting of shareowners,

(c)	require prior written notice of any business to be brought by a shareowner before the annual meeting, and

(d)	require advance notice for shareowner nominations for directors.

In addition, the Articles and Bylaws authorize the Board of Directors to create and issue a new class or series of preferred stock, provide for a classified Board of Directors, and include certain fair price provisions and super-majority voting requirements relating to business combinations, removal of directors and amendments to the Articles and Bylaws. These provisions in our Articles and Bylaws may limit the ability of individuals to bring matters before shareowner meetings, change the composition of the Board of Directors and pursue a merger, takeover, business combination or tender offer involving PPL Corporation, which, under certain circumstances, could encourage a potentially interested purchaser to negotiate with the Board of Directors rather than pursue a non-negotiated takeover attempt, including one which shareowners might favor, and could reduce the market value of our common stock.

Listing.    The Common Stock will be listed on the New York and Philadelphia Stock Exchanges.

Transfer Agents and Registrars.    The Transfer Agents and Registrars for the Common Stock are PPL Services Corporation and Wells Fargo Bank Minnesota, N.A., South St. Paul, Minnesota.

VALIDITY OF COMMON STOCK

Simpson Thacher & Bartlett, New York, New York, counsel to PPL Corporation, will pass upon the validity of the shares of common stock offered hereby for PPL Corporation. Thomas D. Salus, Esq., Senior Counsel of PPL Services Corporation, will pass upon the validity of the shares of common stock for PPL Corporation. Simpson Thacher & Bartlett will rely on the opinion of Mr. Salus as to matters involving the law of the Commonwealth of Pennsylvania. As to matters involving the law of the State of New York, Mr. Salus will rely on the opinion of Simpson Thacher & Bartlett.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of PPL Corporation for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION

The directors and officers of PPL Corporation are entitled to indemnification as expressly permitted by the provisions of the BCL and the Bylaws of the company. PPL Corporation presently has insurance policies which, among other things, include liability insurance coverage for officers and directors and officers and directors of PPL Corporation’s subsidiaries under which such officers and directors are covered against any loss by reason of any of their wrongful acts, subject to the terms and conditions of the policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling PPL Corporation pursuant to the foregoing provisions, PPL Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by PPL Corporation. This Prospectus is not an offer to sell or a solicitation of an offer to buy in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of PPL Corporation since the date hereof.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$9,594
Printing and engraving	8,000
Legal fees	28,000
Accounting fees	5,000
Postage	8,000
Miscellaneous	3,406

Total	$62,000

All of the above except the Securities and Exchange Commission registration fee are estimated.

Item 15.    Indemnification of Directors And Officers.

Section 7.01 of the Bylaws of PPL Corporation provides:

(a)    Right to Indemnification.    Except as prohibited by law, every director and officer of the corporation shall be entitled as of right to be indemnified by the corporation against reasonable expense and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the corporation or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the corporation or by reason of the fact that such person is or was serving at the request of the corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as “action”). Such indemnification shall include the right to have expenses incurred by such person in connection with an action paid in advance by the corporation prior to final disposition of such action, subject to such conditions as may be prescribed by law. Persons who are not directors or officers of the corporation may be similarly indemnified in respect of service to the corporation or to another such entity at the request of the corporation to the extent the board of directors at any time denominates such person as entitled to the benefits of this Section 7.01. As used herein, “expense” shall include fees and expenses of counsel selected by such persons; and “liability” shall include amounts of judgments, excise taxes, fines and penalties, and amounts paid in settlement.

(b)    Right of Claimant to Bring Suit.    If a claim under paragraph (a) of this Section 7.01 is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action that the conduct of the claimant was such that under Pennsylvania law the corporation would be prohibited from indemnifying the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the conduct of the claimant was not such that indemnification would be prohibited by law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the conduct of the claimant was such that indemnification would be prohibited by law, shall be a defense to the action or create a presumption that the conduct of the claimant was such that indemnification would be prohibited by law.

(c)    Insurance and Funding.    The corporation may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any action, whether or not the corporation would have the power to indemnify such person against such liability or expense by law or under the provisions of this Section 7.01. The corporation may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

(d)    Non-Exclusivity; Nature and Extent of Rights.    The right of indemnification provided for herein (1) shall not be deemed exclusive of any other rights, whether now existing or hereafter created, to which those seeking indemnification hereunder may be entitled under any agreement, bylaw or charter provision, vote of shareholders or directors or otherwise, (2) shall be deemed to create contractual rights in favor of persons entitled to indemnification hereunder, (3) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were denominated as entitled to indemnification hereunder and shall inure to the benefit of the heirs and legal representatives of persons entitled to indemnification hereunder and (4) shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof. The right of indemnification provided for herein may not be amended, modified or repealed so as to limit in any way the indemnification provided for herein with respect to any acts or omissions occurring prior to the effective date of any such amendment, modification or repeal.

Directors and officers of PPL Corporation may also be indemnified in certain circumstances pursuant to the statutory provisions of general application contained in Pennsylvania law.

PPL Corporation presently has insurance policies which, among other things, include liability insurance coverage for officers and directors and officers and directors of PPL Corporation’s subsidiaries under which such officers and directors are covered against any “loss” by reason of payment of damages, judgments, settlements and costs, as well as charges and expenses incurred in the defense of actions, suits or proceedings. “Loss” is specifically defined to exclude fines and penalties, as well as matters deemed uninsurable under the law pursuant to which the insurance policy shall be construed. The policies also contain other specific exclusions, including illegally obtained personal profit or advantage, and dishonesty.

Item 16.    Exhibits.

Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act of 1933.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement;

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, and Commonwealth of Pennsylvania, on the 30th day of January, 2003.

PPL CORPORATION

By:	/s/ WILLIAM F. HECHT
William F. Hecht Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 30th day of January, 2003.

Signature	Title

/s/ WILLIAM F. HECHT William F. Hecht, Chairman, President and Chief Executive Officer	Principal Executive Officer and Director

/s/ JOHN R. BIGGAR John R. Biggar, Executive Vice President and Chief Financial Officer	Principal Financial Officer and Director

/s/ JOSEPH J. MCCABE Joseph J. McCabe, Vice President and Controller	Principal Accounting Officer

Frederick M. Bernthal, John W. Conway, E. Allen Deaver, Stuart Heydt, W. Keith Smith and Susan M. Stalnecker	Directors

By:	/s/ WILLIAM F. HECHT
William F. Hecht, Attorney-in-fact

EXHIBIT INDEX

The following Exhibits indicated by an asterisk preceding the Exhibit number are filed herewith. The balance of the Exhibits have heretofore been filed with the Commission and pursuant to Rule 411 are incorporated herein by reference.

3.1	— Restated Articles of PPL Corporation (Exhibit B to Proxy Statement of PPL Electric Utilities Corporation and Prospectus of PPL Corporation, dated March 9, 1995)

3.2	— Articles of Amendment of PPL Corporation (Exhibit 3.2 to PPL Corporation Form S-3 (Registration Statement Nos. 333-54504, 333-54504-01 and 333-54504-02))

3.3	— By-laws of PPL Corporation (Exhibit 3(ii)(a) to PPL Corporation Form 10-Q Report for the quarter ended September 30, 1998)

4.1	— Form of Common Stock Certificate (Exhibit 4.21 to PPL Corporation Form S-3 (Registration Statement Nos. 333-54504, 333-54504-01 and 333-54504-02))

*5.1	— Opinion of Thomas D. Salus, Esq. with respect to legality of securities being registered hereunder

*5.2	— Opinion of Simpson Thacher & Bartlett with respect to legality of securities being registered hereunder

*23.1	— Consent of PricewaterhouseCoopers LLP

23.2	— Consent of Thomas D. Salus, Esq. (Reference is made to Exhibit 5.1 filed herewith)

23.3	— Consent of Simpson Thacher & Bartlett (Reference is made to Exhibit 5.2 filed herewith)

*24	— Power of Attorney